                           FUND ACCOUNTING AGREEMENT

         AGREEMENT made as of this 27th day of July, 1992 by and between BNY Hamilton Funds, Inc., a Maryland Corporation having its principal place of business at 156 West 56th Street, Suite 1902, New York, New York (hereinafter called the "Corporation") and The Bank of New York, a New York corporation authorized to do banking business, having its principal place of business at 48 Wall Street, New York, New York 10286 (hereinafter called the "Bank").

                               W I T N E S E T H:

         WHEREAS, the Corporation is registered under the Investment Company Act of 1940, as amended, as a diversified, open-end, management investment company;

         WHEREAS, the Corporation consists of BNY Hamilton Money Fund, BNY Hamilton Intermediate Government Bond Fund, BNY Hamilton Intermediate New York Tax Exempt Fund and BNY Hamilton Equity Income Fund, and such other series as may be added from time, (each a "Series", and collectively, the "Series");

         WHEREAS, the Corporation desires to retain the Bank to provide fund accounting services for the Series and the Bank is willing to provide such services, all as more fully set forth below;

         NOW THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereby agree as follows:

         1. The Corporation appoints the Bank as its agent to perform the duties hereinafter set forth.

         2. The Bank hereby accepts appointment as such agent and agrees to perform the duties hereinafter set forth.

         3. The Bank shall compute the net asset value per share of each Series at such times and dates and in the manner specified in the then currently effective Registration Statement of the Corporation. Securities of the Corporation shall be valued as set forth in the then currently effective Registration Statement of the Corporation and the Corporation shall have sole responsibility for determining the method of valuation of Corporation securities. To the extent valuation of Corporation securities on such basis is at any time inconsistent with any applicable laws and/or regulations, the Corporation shall immediately so notify the Bank in writing and thereafter shall either furnish the Bank at all appropriate times with the value of the Corporation's securities or, subject to the prior approval of the Bank, instruct the Bank in writing to value Corporation securities in a manner which the Corporation then represents in writing to be consistent with all applicable laws and regulations.

         4. The Bank shall also compute the net income of each Series for dividend purposes and the net income and or dividend rate per share at such times and dates, if specified, and in the manner so specified in the then currently effective Registration Statement of the Corporation.

         5. The Corporation may from time to time instruct the Bank in writing to compute the value of the securities of a Series, a Series' net asset value per share, the net income of a Series, or the net income per share of a Series in a manner other than as specified in paragraphs 3 and 4 of this Agreement; provided, however, that any such other methods of computation shall not be inconsistent with any applicable laws and regulations.

         6. The Corporation shall furnish the Bank with any and all instructions, explanations, information, specifications and documentation deemed necessary by the Bank in the performance of its duties hereunder, including, without limitation, the amounts, and/or written formula for calculating the amounts, and times of accrual of Corporation liabilities and expenses. The Corporation shall also agree that at any time and from time to time it shall furnish the Bank with bid, offer, and/or market values of Corporation securities if the same are not available to the Bank from a security pricing or similar service utilized, or subscribed to, by the Bank at the time such information is required for calculations hereunder. The Bank shall at no time be required or obligated to commence or maintain any utilization of, or subscriptions to, any securities pricing or similar service. Any specifications of the assets of the Corporation given to the Bank by the Corporation, and any changes in such specifications, including, without limitation, any additions thereto or deletions therefrom, shall be signed by two (2) officers of the Corporation.

         7. The Bank shall advise the Corporation, the Corporation's custodian and the Corporation's transfer agent of the net asset value per share, the net income and the net income and or dividend rate per share of each Series upon completion of the computations required to be made by the Bank pursuant to this Agreement.

         8. The Bank shall, as agent for the Corporation, maintain and keep current the books, accounts and other documents with respect to each Series, if any, listed in

[Appendix A] hereto and made a part hereof, as such Appendix A may be amended from time to time, and preserve any such books, accounts and other documents in accordance with the applicable provisions of Rule 31a-2 of the General Rules and Regulations under the Investment Company Act of 1940, as amended (the "Rules). Such books, accounts and other documents shall be made available upon reasonable request for inspection by officers, employees, auditors, and other agents of the Corporation during the Bank's normal business hours.

         9. All records maintained and preserved by the Bank pursuant to this Agreement that the Corporation is required to maintain and preserve in accordance with the above-mentioned Rules shall be and remain the property of the Corporation and shall be surrendered to the Corporation promptly upon request in the form in which such records have been maintained and preserved. Upon reasonable request of the Corporation, the Bank shall provide in hard copy or on micro-film, whichever the Bank shall elect, any records included in any such delivery that are maintained by the Bank on a computer disc, or are similarly maintained, and the Corporation shall reimburse the Bank for the expense of providing such hard copy or micro-film.

         10. The Bank, in performing the services required of it under the terms of this Agreement, shall be entitled to rely fully on the accuracy and validity of any and all instructions, explanations, information, specifications and documentation furnished to it by the Corporation and shall have no duty or obligation to review the accuracy, validity or propriety of such instructions, explanations, information, specifications or documentation, including, without limitation, evaluations of securities held as part of the portfolios of the Series; the amounts and/or formula for calculating the amounts and times of accrual of Series' liabilities and expenses; the amount receivable and the amounts payable on the sale or purchase of the portfolio securities of the Corporation; and amounts receivable or amounts payable for the sale or redemption of Corporation shares effected by or on behalf of the Corporation. In the event the Bank's computations hereunder require, in whole or in part, information, including without limitation, bid offer and/or market values of securities or other assets, or accruals of interest or earnings thereon, which is not furnished by the Corporation because the same is available to the Bank from a pricing or similar service utilized, or subscribed to, by the Bank which the Bank in its judgment deems reliable, the Bank shall not be responsible for, under any duty to neither inquire into, nor deemed to make any assurances with respect to, the accuracy or completeness of such information.

         11. The Bank shall not be required to inquire into any valuation of securities or other assets by the Corporation or any third party described in preceding paragraph 10 hereof, even though the Bank in performing services similar to the services provided pursuant to this Agreement for others may receive different valuations of the same or different securities of the same issuers.

         12. The Bank, in performing the services required of it under the terms of this Agreement, shall not be responsible for determining whether any interest accruable to the Corporation is or will be actually paid, but will accrue such interest until otherwise instructed by the Corporation.

         13. The Bank shall not be responsible for reasonable delays or errors that occur by reason of circumstances beyond its control in the performance of its duties under this Agreement, including, without limitation, labor difficulties within and without the Bank, mechanical breakdowns, flood or catastrophe, acts of God, or failures of transportation, communication or power supply, or other similar circumstances. Nor shall the Bank be responsible for delays or failures to supply the information or services specified in this Agreement where such delays or failures are caused by the failure of any person(s) other than the Bank to supply any instructions, explanations, information, specifications or documentation deemed necessary by the Bank in the performance of its duties under this Agreement.

         14. No provision of this Agreement shall prevent the Bank from offering services similar or identical to those covered by this Agreement to any other corporations, associations or entities of any kind. Any and all operational procedures, techniques and devices developed by the Bank in connection with the performance of its duties and obligations under this Agreement, including those developed in conjunction with the Corporation, shall be and remain the property of the Bank, and the Bank shall be free to employ such procedures, techniques and devices in connection with the performance of any other contract with any other person whether or not such contract is similar or identical to this Agreement.

         15. The Bank may, with respect to questions of law, apply to and obtain the advice and opinion of counsel to the Corporation at the Corporation's expense or its own counsel at its own expense and shall be entitled to rely on the advice or opinion of such counsel.

         16. The Bank shall not be liable for any loss, damage or expense, including counsel fees and other costs and expenses of a defense against any claim or liability, result-ing from, arising out of, or in connection with its performance hereunder, including its actions or omissions, the incompleteness or inaccuracy of any specifications or other information furnished by the Corporation, or for delays caused by circumstances beyond the Bank's control, unless such loss, damage or expense arises out of the bad faith, negligence, or willful misconduct of the Bank, or reckless disregard of its duties under this Agreement.

         17. Without limiting the generality of the foregoing, the Corporation shall indemnify the Bank against and save the Bank harmless from any loss, damage or expense, including counsel fees and other costs and expenses of a defense against any claim or liability, arising from the following:

                  (a) Errors in records or instructions, explanations, information, specifications or documentation of any kind, as the case may be, supplied to the Bank by any third party described in preceding paragraph 10 hereof or by or on behalf of the Corporation;

                  (b) Action or inaction taken or omitted to be taken by the Bank without bad faith, negligence, willful misconduct or reckless disregard of its duties, or in good faith pursuant to written instructions of an officer or employee of the Corporation; and

                  (c) Any action taken or omitted to be taken by the Bank in good faith in accordance with the advice or opinion of counsel for the Corporation or its own counsel.

         18. [In consideration for all of the services to be performed by the Bank as set forth herein, the Bank shall be entitled to receive reimbursement for all out-of-pocket expenses; including, without limitation, the fees of pricing or similar services, and such compensation as may be agreed upon in writing from time to time between the Bank and the Corporation.]

         19. This Agreement shall not be assignable by the Corporation without the prior written consent of the Bank, or by the Bank without the prior written consent of the Corporation.

         20. Either of the parties hereto may terminate this Agreement by giving the other party a notice in writing specifying the date of such termination, which shall not be less than ninety (90) days after the date of giving of such notice. Upon the date set forth in such notice, the Bank shall deliver to the Corporation all records then the property of the Corpor-ation and, upon such delivery, the Bank shall be relieved of all duties and responsibilities under this Agreement.

         21. This Agreement may not be amended or modified in any manner except by written agreement executed on behalf of both parties hereto.

         22. This Agreement is executed in the State of New York and all laws or rules of construction of the State of New York shall govern the rights, duties and obligations of the parties hereto.

         23. The performance and provisions of this Agreement are intended to benefit only the Bank and the Corporation, and no rights shall be granted to any other person by virtue of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

                                       BNY HAMILTON FUNDS, INC.


                                       By: /s/
                                           -----------------------
                                           Name:
                                           Title: President

Attest:

/s/
-----------------------


                                       THE BANK OF NEW YORK


                                       By: /s/
                                           -----------------------
                                           Name:
                                           Title: VP

Attest:

/s/
-----------------------